                                                                   Exhibit 8.1
                                                               Form of Opinion




                                   [LETTERHEAD OF
                           WACHTELL, LIPTON, ROSEN & KATZ]






                                    ______ , 1997

Morton International, Inc.
100 North Riverside Plaza
Chicago, Illinois 60606


Ladies and Gentlemen:

         We have acted as special counsel to Morton International, Inc., an Indiana corporation ("Morton ASP"), in connection with the Combination Agreement, dated as of November 25, 1996 (the "Merger Agreement"), by and among Morton ASP, Autoliv AB, a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), Autoliv, Inc., a Delaware corporation ("New Parent"), and ASP Merger Sub Inc., a Delaware corporation and a subsidiary of New Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Morton ASP with Morton ASP being the surviving corporation and a subsidiary of New Parent (the "Merger"). At your request and pursuant to Section 9.1(g)(ii)(A) of the Merger Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of Morton ASP, New Parent and Merger Sub, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in

Morton International, Inc.
_________________,1997
Page 2



the certificates of the officers of Morton ASP, New Parent and Merger Sub (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus/Exhange Offer of Morton ASP and New Parent, dated _____, 1997.

         We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus/Exchange Offer and that the Merger will qualify as a merger under the applicable laws of the States of Delaware and Indiana.

         Based upon and subject to the foregoing, it is our opinion that under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that Morton ASP, New Parent and Merger Sub will each be parties to the reorganization within the meaning of Section 368(b).

         This opinion does not address the various state, local and foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         We hereby consent to the use of our name in the Proxy Statement/ Prospectus/Exchange Offer under the caption "Certain Tax Consequences of the Transactions" in the Proxy Statement/Prospectus/Exchange Offer and to the filing of this letter (or a form thereof) as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission with respect to, among other things, the shares of common stock, par value $1.00 per share, of New Parent to be issued in connection with the Merger. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                  Very truly yours,




JJS:ajn